Exhibit 99.1

VCA Antech, Inc. Reports Fourth Quarter 2011 Results and Provides Financial Guidance for 2012

  Fourth quarter revenue increased 9.1% to a fourth quarter record of $369.0 million
  Fourth quarter gross profit increased 3.1% to $71.7 million
  Fourth quarter diluted loss per common share of $0.04
  Fourth quarter adjusted diluted earnings per common share of $0.21

LOS ANGELES--(BUSINESS WIRE)--February 16, 2012--VCA Antech, Inc. (NASDAQ:WOOF), a leading animal healthcare company in the United States, today reported financial results for the fourth quarter ended December 31, 2011 as follows: revenue increased 9.1% to a fourth quarter record of $369.0 million; gross profit increased 3.1% to $71.7 million; and loss per common share of $0.04.

The fourth quarter of 2011 included a non-cash impairment charge of $21.3 million related to the write-down of goodwill in our Medical Technology business, reported in our All Other segment. Excluding this item, adjusted diluted earnings per common share was $0.21.

We also reported our financial results for the twelve months ended December 31, 2011, as follows: revenue increased 7.5% to a twelve-month record of $1.49 billion; gross profit increased 2.2% to $338.5 million; and diluted earnings per common share of $1.09. The twelve month results included debt retirement costs of $2.8 million, or $1.7 million net of tax, related to the refinancing of our senior credit facility and a goodwill impairment charge of $21.3 million, or $0.25 per diluted share, related to our Medical Technology business, reported in our All Other segment. Excluding these items, adjusted diluted earnings per common share was $1.35.

Bob Antin, Chairman and CEO, stated, “I am excited that we continue to see growth and stability in our same-store growth rates for our core Animal Hospital and Laboratory segments. We have had two consecutive quarters of positive same-store growth, which is encouraging in this challenging environment. Our results include an impairment charge in our Medical Technology business. We continue to be committed to the Digital Radiography and Ultrasound businesses, and believe these businesses are an important part of our strategy in the future.

“Animal Hospital revenue in the fourth quarter of 2011 increased 9.2% to $285.6 million driven by acquisitions made in the past twelve months and same-store revenue growth of 1.1%. Our Animal Hospital gross margin decreased to 12.5%, compared to 13.4%, for the prior year quarter, and our Animal Hospital operating margin declined to 10.2%, compared to 10.8%, for the prior-year quarter. Our same-store gross profit margin decreased to 12.5%, from 13.7%. During the quarter, we acquired eight independent animal hospitals which had historical combined annual revenue of $16.5 million. During the year, we acquired 27 independent animal hospitals which had historical combined annual revenue of $36.9 million.

“Laboratory revenue in the fourth quarter increased 2.3% to $73.9 million. Internal revenue growth was 2.3%, driven by an increase in the number of requisitions. Our Laboratory gross profit margin decreased by ten basis points to 42.0% and our operating margin decreased 50 basis points to 32.2%.

“Revenue from our other operations reported in our All Other segment increased $10.0 million in the fourth quarter to $26.2 million, which related primarily to the acquisition of Vetstreet in August 2011.”

2012 Financial Guidance

Based on the assumptions stated below, we provide the following financial guidance for the full year 2012:

Assumptions:

  Animal Hospital same-store revenue growth from 0.25% to 2.0%; and
  Laboratory internal revenue growth from 1.5% to 3.0%.

Results:

  Revenue from $1.71 billion to $1.76 billion;
  Net income from $120.4 million to $133.7 million; and
  Diluted earnings per common share from $1.35 to $1.50.

Non-GAAP Financial Measures

We believe investors’ understanding of our total performance is enhanced by disclosing adjusted net income and adjusted diluted earnings per common share. We define these adjusted measures as the reported amounts, adjusted to exclude certain significant items. Adjusted diluted earnings per common share equals adjusted net income divided by diluted common shares outstanding.

Management uses adjusted measures because they exclude the effect of significant items that we believe are not representative of our core operations for the periods presented. As a result, these non-GAAP financial measures help to provide meaningful comparisons of our overall performance from one reporting period to another and meaningful assessments of related trends. For the three months ended December 31, 2011, we made the following adjustment: $21.3 million or $0.25 per diluted common share, for a non-cash impairment charge. For the twelve months ended December 31, 2011, we made the following adjustments: $2.8 million, or $1.7 million after tax, and $0.02 per diluted common share for debt retirement costs related to the refinancing of our senior credit facility; $21.3 million, or $0.24 per diluted common share, for a non-cash impairment charge. Further, for the twelve months ended December 31, 2010, we made the following adjustments: $2.1 million, or $1.3 million after tax, or $0.02 per diluted common share for debt retirement costs related to the refinancing of our senior term notes and financing of our new revolver; $5.4 million, or $3.5 million net of tax, or $0.04 per diluted common share for tax expense related to the settlement of state taxes assessed on taxable income for the tax years 2004 through 2007; $14.5 million, or $8.9 million net of tax, or $0.10 per diluted common share, for compensation in connection to executive consulting agreements.

There is a material limitation associated with the use of these non-GAAP financial measures: our adjusted measures exclude the impact of these significant items, and as a result, our computation of adjusted diluted earnings per common share does not depict diluted earnings per common share in accordance with GAAP.

To compensate for the limitations in the non-GAAP financial measures discussed above, our disclosures provide a complete understanding of all adjustments found in non-GAAP financial measures, and we reconcile the non-GAAP financial measures to the GAAP financial measures in the attached financial schedules titled “Supplemental Operating Data.”

Conference Call

We will discuss our fourth quarter 2011 financial results during a conference call today, February 16th, at 4:30 p.m. Eastern Time. A live broadcast of the call may be accessed by visiting our website at http://investor.vcaantech.com. The call may also be accessed by dialing (877) 293-5492. Interested parties should call at least ten minutes prior to the start of the call to register.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may and likely will differ materially from this forward-looking information. Our Animal Hospital and Laboratory revenues have been adversely impacted by the current economic recession. We are unable to forecast accurately the timing or degree of any economic recovery. Further, trends in the general economy may not be reflected in our business at the same time or in the same degree as in the general economy. The timing and degree of any economic recovery, and its impact on our business, are among the important factors that could cause actual results to differ from this forward-looking information. Among other factors that could cause our actual results to differ from this forward-looking information are: an increase in the level of direct costs or a failure to increase revenue at a level necessary to maintain our expected operating margins, a material adverse change in our financial condition or operations; the level of selling, general and administrative costs; the effects of our recent and future acquisitions (including Vetstreet) and our ability to effectively manage our growth and achieve operating synergies; a decline in demand for any of our products and services; any disruption in our information technology systems or transportation networks; the effects of competition; any impairment in the carrying value of our goodwill and other intangible assets; changes in prevailing interest rates; our ability to service our debt; and general economic conditions. These and other risks are discussed in our Report on Form 10-K for the year ended December 31, 2010 and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

About VCA Antech

We own, operate and manage the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country and we provide the largest online communication, professional education and marketing solution to the veterinary community. We also supply diagnostic imaging equipment to the veterinary industry.

VCA Antech, Inc.
Consolidated Income Statements
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenue:
Animal hospital	$285,644	$261,460	$1,150,120	$1,052,462
Laboratory	73,878	72,210	316,797	310,654
All other	26,243	16,208	80,430	64,013
Intercompany	(16,767)	(11,766)	(61,986)	(45,661)
	368,998	338,112	1,485,361	1,381,468

Direct costs	297,288	268,526	1,146,904	1,050,304

Gross profit:
Animal hospital	35,727	35,059	179,810	172,390
Laboratory	31,063	30,399	143,790	142,196
All other	6,990	4,845	20,971	19,277
Intercompany	(2,070)	(717)	(6,114)	(2,699)
	71,710	69,586	338,457	331,164

Selling, general and administrative expense:
Animal hospital	6,089	6,680	24,342	23,539
Laboratory	7,287	6,758	27,864	26,243
All other	7,327	3,857	19,136	14,507
Corporate	15,075	11,956	49,770	59,252
	35,778	29,251	121,112	123,541

Goodwill impairment	21,310	-	21,310	-
Loss on sale and disposal of assets	425	211	382	374

Operating income	14,197	40,124	195,653	207,249

Interest expense, net	4,068	4,066	16,884	13,630
Debt retirement costs	-	(419)	2,764	2,131
Other expense (income)	119	(282)	118	(772)
Income before provision for
income taxes	10,010	36,759	175,887	192,260
Provision for income taxes	12,070	14,637	76,027	78,102
Net (loss) income	(2,060)	22,122	99,860	114,158
Net income attributable to noncontrolling interests	1,155	649	4,455	3,915
Net (loss) income attributable to VCA Antech, Inc.	$(3,215)	$21,473	$95,405	$110,243

Diluted (loss) earnings per share	$(0.04)	$0.25	$1.09	$1.27
Shares used for computing diluted
earnings per share	86,829	87,167	87,394	87,051

VCA Antech, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31,	December 31,
	2011	2010
Assets

Current assets:
Cash and cash equivalents	$63,651	$97,126
Trade accounts receivable, net	58,279	49,224
Inventory	48,661	40,760
Prepaid expenses and other	21,883	21,138
Deferred income taxes	26,310	19,019
Prepaid income taxes	18,373	19,047
Total current assets	237,157	246,314
Property and equipment, net	370,646	331,687
Other assets:
Goodwill	1,237,607	1,092,480
Other intangible assets, net	92,403	46,986
Deferred financing costs, net	5,435	6,700
Other	52,120	42,255
Total assets	$1,995,368	$1,766,422

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$32,571	$28,101
Accounts payable	37,797	31,970
Accrued payroll and related liabilities	42,658	35,754
Other accrued liabilities	43,968	45,769
Total current liabilities	156,994	141,594
Long-term debt, less current portion	586,282	498,935
Deferred income taxes	101,229	82,131
Other liabilities	25,947	28,478
Redeemable noncontrolling interest	6,964	5,799
VCA Antech, Inc. stockholders' equity:
Common stock	87	86
Additional paid-in capital	361,715	347,848
Accumulated earnings	745,658	650,253
Accumulated other comprehensive income	418	737
Total VCA Antech, Inc. stockholders' equity	1,107,878	998,924
Noncontrolling interest	10,074	10,561
Total equity	1,117,952	1,009,485
Total liabilities and equity	$1,995,368	$1,766,422

VCA Antech, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Twelve Months Ended
	December 31,
	2011	2010
Cash flows from operating activities:
Net income	$99,860	$114,158
Adjustments to reconcile net income to net cash provided by operating activities:
Goodwill impairment	21,310	-
Depreciation and amortization	56,988	46,069
Amortization of debt costs	1,445	862
Provision for uncollectible accounts	6,742	7,366
Debt retirement costs	2,764	2,131
Loss on sale and disposal of assets	382	374
Share-based compensation	10,773	9,340
Deferred income taxes	19,552	13,493
Excess tax benefit from exercise of stock options	(1,708)	(378)
Other	(637)	(901)
Changes in operating assets and liabilities:
Accounts receivable	(14,107)	(7,048)
Inventory, prepaid expenses and other assets	(12,297)	(11,868)
Income taxes	816	(12,603)
Accounts payable and other accrued liabilities	(5,415)	7,463
Accrued payroll and related liabilities	4,583	(385)
Net cash provided by operating activities	191,051	168,073
Cash flows from investing activities:
Business acquisitions, net of cash acquired	(205,794)	(79,851)
Real estate acquired in connection with business acquisitions	(1,900)	(9,289)
Property and equipment additions	(63,485)	(61,951)
Proceeds from sale of assets	465	939
Other	(596)	(22)
Net cash used in investing activities	(271,310)	(150,174)
Cash flows from financing activities:
Repayment of long-term obligations	(98,990)	(555,529)
Proceeds from the issuance of long-term obligations	150,000	500,000
Payment of financing costs	(2,944)	(9,112)
Borrowings on revolving credit facility	50,000	-
Repayments on revolving credit facility	(50,000)	-
Distributions to noncontrolling interest partners	(3,277)	(4,247)
Proceeds from issuance of common stock under stock option plans	3,999	5,510
Repurchase of common stock	(2,673)	(2,310)
Excess tax benefit from exercise of stock options	1,708	378
Other	(819)	(832)
Net cash provided by (used in) financing activities	47,004	(66,142)
Effect of currency exchange rate changes on cash and cash equivalents	(220)	188
Decrease in cash and cash equivalents	(33,475)	(48,055)
Cash and cash equivalents at beginning of period	97,126	145,181
Cash and cash equivalents at end of period	$63,651	$97,126

VCA Antech, Inc.
Supplemental Operating Data
(Unaudited - In thousands, except per share amounts)

Table #1
Reconciliation of net income attributable to	Three Months Ended		Twelve Months Ended
VCA Antech, Inc., to adjusted net income	December 31,		December 31,
attributable to VCA Antech, Inc.	2011	2010	2011	2010

Net (loss) income attributable to VCA Antech, Inc.	$(3,215)	$21,473	$95,405	$110,243
Goodwill impairment	21,310	-	21,310	-
Debt retirement costs	-	(419)	2,764	2,131
Tax expense (benefit) from debt retirement costs	-	163	(1,082)	(829)
Tax settlement	-	-	-	5,400
Tax benefit from tax settlement (1)	-	-	-	(1,920)
Compensation charges	-	-	-	14,525
Tax benefit from compensation charges (1)	-	-	-	(5,653)
Adjusted net income attributable to VCA Antech, Inc.	$18,095	$21,217	$118,397	$123,897

(1) The rate used to calculate the tax benefit is the statutory tax rate for the year.

Table #2	Three Months Ended		Twelve Months Ended
Reconciliation of diluted earnings per share to	December 31,		December 31,
adjusted diluted earnings per share	2011	2010	2011	2010

Diluted (loss) earnings per share	$(0.04)	$0.25	$1.09	$1.27
Impact of goodwill impairment	0.25	-	0.24	-
Impact of debt retirement costs, net of tax	-	-	0.02	0.02
Impact of tax settlement, net of tax	-	-	-	0.04
Impact of compensation charges, net of tax	-	-	-	0.10
Adjusted diluted earnings per share (1)	$0.21	$0.24	$1.35	$1.42
Shares used for computing adjusted
diluted earnings per share	86,829	87,167	87,394	87,051

(1) Amounts may not add due to rounding.

Table #3	Three Months Ended		Twelve Months Ended
Reconciliation of operating income to	December 31,		December 31,
adjusted operating income	2011	2010	2011	2010

Consolidated operating income	$14,197	$40,124	$195,653	$207,249
Goodwill impairment	21,310	-	21,310	-
Compensation charges	-	-	-	14,525
Consolidated adjusted operating income	$35,507	$40,124	$216,963	$221,774
Consolidated adjusted operating margin	9.6%	11.9%	14.6%	16.1%

VCA Antech, Inc.
Supplemental Operating Data
(Unaudited - In thousands)

			As of
Table #4			December 31,	December 31,
Selected consolidated balance sheet data			2011	2010

Debt:
Senior term notes			$573,984	$493,750
Other debt and capital leases			44,869	33,286
Total debt			$618,853	$527,036

	Three Months Ended		Twelve Months Ended
Table #5	December 31,		December 31,
Selected expense data	2011	2010	2011	2010

Rent expense	$14,853	$14,215	$55,190	$51,914

Depreciation and amortization included
in direct costs:
Animal hospital	$10,429	$9,149	$39,973	$32,186
Laboratory	2,464	2,363	9,696	9,309
All other	301	390	2,431	1,529
Intercompany	(364)	(283)	(1,317)	(1,036)
	12,830	11,619	50,783	41,988
Depreciation and amortization included in selling, general and
administrative expense	2,772	1,063	6,205	4,081
Total depreciation and amortization	$15,602	$12,682	$56,988	$46,069

Share-based compensation included in direct costs:
Laboratory	$99	$186	$410	$674

Share-based compensation included in
selling, general and administrative expense:
Animal hospital	271	461	1,148	1,571
Laboratory	359	400	1,279	1,350
All other	227	102	428	297
Corporate	3,207	701	7,508	5,448
	4,064	1,664	10,363	8,666
Total share-based compensation	$4,163	$1,850	$10,773	$9,340

CONTACT:
VCA Antech, Inc.
Tomas Fuller, Chief Financial Officer
310-571-6505